         EXHIBIT (12)(a)  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (in millions) (unaudited)


                                                        Three Months Ended
                                                             March 31
                                                        ------------------
                                                        1996          1995
                                                        ----          ----
Income (loss) before income taxes
  and minority interest                              $(1,148)      $   (16)
Less: Equity in income (loss) of 50 percent
  or less owned affiliates                                 -             -
Add: Fixed charges excluding capitalized interest        153            53
                                                     -------       -------
Earnings as adjusted                                 $  (995)      $    37
                                                     =======       =======
Fixed charges:
  Interest expense                                   $   146       $    48
  Rental expense                                           7             5
  Capitalized interest                                     -             -
                                                     -------       -------
Total fixed charges                                  $   153       $    53
                                                     =======       =======
Ratio of earnings to fixed charges                        (a)           (b)
                                                     =======       =======


(a) Additional income before income taxes and minority interest of $1,148 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the quarter ended March 31, 1996.

(b) Additional income before income taxes and minority interest of $16 million would be necessary to attain a ratio of earnings to fixed charges of 1.00x for the quarter ended March 31, 1995.


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